As filed with the Securities and Exchange Commission on July 27, 2010

Registration No. 333-157964

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MoSys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0291941
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

755 N. Mathilda Avenue
Sunnyvale, California 94085
(408) 731-1800

(Address of principal executive offices)

Amended and Restated 2000 Stock Option and Equity Incentive Plan
(Full title of the plan)

James Sullivan, Chief Financial Officer and Vice President
MoSys, Inc.
755 N. Mathilda Avenue
Sunnyvale, California 94085
(408) 731-1800
(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Form S-8 Registration Statement (Registration No. 333-157964) filed by MoSys, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 16, 2009 (the “Registration Statement”), with respect to the offer and sale of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) pursuant to the Company’s Amended and Restated 2000 Stock Option and Equity Incentive Plan (the “Prior Incentive Plan”).

On June 30, 2010, the Company’s stockholders approved the Company’s 2010 Equity Incentive Plan (the “New Incentive Plan”), and the Prior Incentive Plan was terminated effective as of the same date.  The Prior Incentive Plan will continue to govern previously granted awards and the issuance of shares pursuant to such awards for as long as the awards remain outstanding.

The Company previously filed registration statements on Form S-8 on June 29, 2001 (333-64302), March 27, 2003 (333-104071), September 15, 2004 (333-118992), March 16, 2005 (333-123364), March 16, 2006 (333-132492), March 13, 2007 (333-141264), March 17, 2008 (333-149756) and March 16, 2009 (333-157964), covering the issuance of a total of 9,207,040 shares under the Prior Incentive Plan.  Of the 9,207,040 shares registered for issuance pursuant to the Prior Incentive Plan, 1,502,289 remained available for grant at the time of its termination, including 500,000 shares under the Registration Statement to which this Post-Effective Amendment relates.

Pursuant to the Company’s undertaking in the Registration Statement to deregister unsold securities at the end of the offering, the Company is filing this Post-Effective Amendment in order to remove from registration 500,000 shares that are no longer available for issuance under the Prior Incentive Plan.  In accordance with Instruction E to Form S-8 and the guidance provided by the Division of Corporation Finance under G.89 of the Manual of Publicly Available Telephone Interpretations, the Company intends to carry these unsold shares forward and apply the associated filing fee to a new registration statement on Form S-8 to be filed with respect to the offer of shares under the New Incentive Plan.

This Post-Effective Amendment is being filed solely to deregister 500,000 shares of Common Stock previously registered for issuance under the Prior Incentive Plan.  The Registration Statement will remain in effect with respect to any unsold shares registered for issuance pursuant to new employee inducement awards.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, state of California on July 27, 2010.

MOSYS, INC.

By:	/s/ James W. Sullivan
James W. Sullivan
Vice President of Finance and Chief Financial Officer